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                                                                    EXHIBIT 99.4

To the Board of Directors of
AutoNation Financial Services Corp.

We have examined management's assertion that AutoNation Financial Services Corp. (the Company) has complied as of and for the year ended December 31, 2002 with its established minimum servicing standards described in the accompanying Management's Assertion dated May 2, 2003. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2002 is fairly stated in all material respects based on the criteria set forth in Appendix I.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Fort Lauderdale, Florida
June 4, 2003


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Management's Assertion

As of and for the year ended December 31, 2002, AutoNation Financial Services Corp. (the "Company") has complied, in all material respects, with the Company's established minimum servicing standards for the auto loan receivables in ANRC Auto Owner Trust 1999-A, ANRC Auto Owner Trust 2000-A, and ANRC Auto Owner Trust 2001-A as set forth in Appendix I (the "Standards"). The Standards are based on the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing auto loan receivables.



/s/ David  Jett
----------------------
David  Jett
Vice President



/s/ Steve Strader
----------------------
Steve Strader
Managing Director


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APPENDIX I

AutoNation Financial Services Corp. Minimum Servicing Standards

I.       CUSTODIAL BANK ACCOUNTS

1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

         1.       be mathematically accurate;

         2. be prepared within forty-five (45) calendar days after the cutoff date;

         3. be reviewed and approved by someone other than the person who prepared the reconciliation; and

         4. document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.      PAYMENTS

1. Payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2. Payments made in accordance with the debtor's loan documents shall be posted to the applicable account records within two business days of receipt.

3. Payments shall be allocated to principal, interest, late charges and other fees in accordance with the loan documents.

4. Payments identified as payoffs shall be allocated in accordance with the loan documents.

III.     DISBURSEMENTS

1. Disbursements made via wire transfer on behalf of a investor shall be made only by the authorized indenture trustee.

2. Disbursements made on behalf of a investor shall be posted within the month of disbursement to the investor's records maintained by the servicing entity.

3. Amounts remitted to investors per the servicer's investor reports shall agree with the custodial bank statements.

IV.      INVESTOR ACCOUNTING AND REPORTING

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1.       Monthly investor reports are sent on a monthly basis listing the total unpaid principal balance and other information as required by the Sales and Servicing Agreement.

V.       RECEIVABLE ACCOUNTING

1. The servicing entity's receivable records shall agree with, or reconcile to, the records of the debtor with respect to the unpaid principal balance on a monthly basis.

VI.      DELINQUENCIES

1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent contracts including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).